Exhibit 10.1

2012 Amended and Restated

First Data Corporation

Long Term Cash Award Plan

1. PURPOSE OF THE PLAN. The First Data Corporation Long Term Cash Award Plan (the "Plan") is hereby amended and restated effective January 1, 2012 pursuant to authority delegated to the First Data Governance, Compensation and Nominations Committee of the First Data Corporation (the "Company") Board of Directors. The Plan is designed to encourage teamwork among eligible employees of the Company and its controlled group subsidiaries (the "First Data Group") and enhance awareness among employees of the First Data Group by providing a gratuitous cash payment to eligible employees, and to advance the interests of the First Data Group by fostering such teamwork, retention, and awareness among its employees.

2. DEFINITIONS. For purposes of this Plan, the following terms shall have the meanings set forth below:

2.1 "Adjustment Percentage" means the actual average Bonus Funding Percentage for any fiscal years, ending following an Award Date and prior to a Vesting Date. However, in no case shall the Adjustment Percentage be greater than 150% or less than 50%. The Company has the sole and absolute discretion to calculate the Adjustment Percentage for any given Plan Year, and its determination shall be final and binding on all parties.

2.2 "Award" means the dollar amount assigned to a Participant in the Plan, which amount shall be determined by the Company taking into account factors such as a Participant's individual performance, Company financial results, Participant target bonuses under the First Data Bonus Plan ("BP"), and any other factors deemed appropriate by the Company. The Company has the sole and absolute discretion to determine the amount of a Participant's Award for any given Plan Year, and its determination shall be final and binding on all parties.

2.3 "Award Date" means the date on which the Award is granted to a Participant which is anticipated to be March 1 of each Plan Year.

2.4 "Bonus Funding Percentage" means the actual bonus funding percentage determined by the appropriate committee of the Company's Board of Directors in its sole discretion under the BP for each Plan Year respectively. If the BP has multiple Measurement Periods in a Plan Year, the Bonus Funding Percentage for such Plan Year shall be the average of the BP funding percentage for each Measurement Period.

2.5 "Cause" for purposes of this Plan means a violation of the Company's Code of Conduct or any other Company Policy, any act of fraud, embezzlement, theft, or dishonesty in the course of a Participant's employment or if the Participant admits to committing, has adjudication withheld as to, enters a plea of guilty as to, enters a plea of nolo contendre as to, or is convicted of any felony, without regard to definitions of "cause" or "misconduct" under any applicable law, rule or regulation.

2.6 "Disability" means (i) for U.S. based Participants, disability as defined for purposes of the Long Term Disability Plan sponsored by the Company, or (ii) for non-U.S. based Participants, disability as defined form purposes of their employer-sponsored long-term disability plan, if such exists, or alternatively as defined for purposes of qualification for disability benefits under applicable social insurance regulations.

2.7 "Participant" means a regular full or part time employee at the Director or above level of the First Data Group who (a) is identified as eligible for the Plan; and (b) is hired in an eligible position prior to the Award Date Selection for participation in the Plan is solely at the discretion of the Company.

2.8 "Plan Administrator" means the Benefits Committee of the Company.

2.09 "Plan Year" means a period of one year, commencing each January 1 and ending on the following December 31, or such other period as may be established from time to time by the Company.

2.10 "Retirement" means (i) for U.S based Participants, termination of employment 1) on or after the Participant has attained age 55 and has 10 or more Years of Service or; 2) after age 65, or (ii) for non-U.S based Participants, as may be defined in the Terms and Conditions of the Plan applicable to Participants in the country and at the location where such Participants are employed. For purposes of this Plan, years of service for U.S based Participants shall be determined under the same method used to determine years of service for purposes of the First Data Incentive Savings Plan.

2.11 "Terms and Conditions" means the summary of the terms and conditions applicable to an Award for each Plan Year which shall be provided to each Participant.

2.12 "Vesting Date(s)" means the date or dates reflected on the Terms and Conditions for each Award respectively.

3. APPLICATION OF ADJUSTMENT PERCENTAGE.

3.1 With respect to each Award, the Company shall identify the Adjustment Percentage. Prior to the Vesting Date of an Award, the Company shall review, evaluate, and apply the Adjustment Percentage to the Award. Notwithstanding anything in the foregoing to the contrary, the Company shall have the sole and absolute discretion to reduce or increase the amount of any Award otherwise payable under the Plan or to determine that no Award shall be payable to a Participant under the Plan.

3.2 Under no circumstances shall any Award be deemed earned by or payable to a Participant under this Plan with respect to any Vesting Date unless and until the Company determines the Adjustment Percentage and appropriate amounts of the Award established as a result. Notwithstanding anything in this Plan to the contrary, nothing in this Plan shall require, or be deemed to require, allocation or payment of any Award with respect to any Vesting Date.

4. PAYMENT OF AWARDS.

4.1 Except as otherwise provided this Section 4, payment of Awards, as modified by the applicable Adjustment Percentage, less withholding taxes and other applicable withholdings, shall be made only to otherwise eligible Participants who have been continuously employed by the First Data Group from the Award Date through the Vesting Date. Each Award shall be paid in a lump sum, less appropriate withholdings, within an administratively reasonable period of time following the Vesting Date but in no event shall any Award be paid later than March 15 (or March 31, with respect to Participants who are not U.S. taxpayers) following the end of the Plan Year in which the Vesting Date for the Award occurs. The Company or a Participant's employer shall have the right to withhold from any Award payable under the Plan any and all amounts that are or may be, in the Company's or Participant's employer's reasonable judgment, owed by a Participant to the Company or such Participant's employer. Funding of Award payments under this Plan shall be out of the general assets of the First Data Group. Unless otherwise determined by the Company in its sole discretion, Award amounts shall be paid in cash and in U.S. Dollars, provided, however, that any Award hereunder paid to a Participant whose normal compensation is paid in a currency other than U.S. Dollars shall be converted to such currency prior to payment, at such conversion rates and at such times as the Company may determine in its sole discretion. If the Company determines that all or any portion of any Award payable under the Plan shall be paid in a form other than cash, the Company shall determine in its sole discretion the terms and the conditions of any such payment.

4.2 If a Participant terminates employment due to death, Disability, Retirement, or is involuntarily terminated without Cause prior to an Award's Vesting Date, the Participant shall receive only the portion of the award, if any, reflected on the Terms and Conditions for such Award. Any amount owed under this Section 4.2 will be paid in a lump sum, less appropriate withholdings, within an administratively reasonable time following the occurrence of such event, but not later than March 15 of the Plan Year following the Plan Year in which such event occurs.

4.3 If a Participant voluntarily terminates employment or is involuntarily terminated with Cause prior to an Award's Vesting Date, that Award will be forfeited and not paid to the Participant.

5. ADMINISTRATION AND INTERPRETATION OF THE PLAN. The Plan Administrator shall have final discretion, responsibility, and authority to interpret, construe and administer the Plan in accordance with the provisions set forth herein, including the discretion and authority to determine all questions of fact, eligibility, or benefits relating to the Plan. The Plan Administrator's interpretation and construction of the Plan and actions and decisions hereunder shall be binding and conclusive on all persons for all purposes. The expenses of administering the Plan shall be paid by the Company and shall not be charged against the Plan. The Plan Administrator's responsibilities may be exercised by Company employees who have been assigned or delegated those responsibilities by the Company. Claims for benefits under the Plan and appeals of claim denials shall be in accordance with Section 8.

6. PARTICIPATION IN THE PLAN. Employees of the First Data Group may become Participants in the Plan in accordance with Section 2.7.

7. AMENDMENT AND TERMINATION. The Company may, at its sole discretion, amend or terminate the Plan at any time with or without notice to any Participant.

8. CLAIMS PROCEDURE. Claims for benefits under the Plan shall be filed in writing, within 60 days after the event giving rise to a claim, with the Plan Administrator, who shall have absolute discretion to interpret and apply the Plan, evaluate the facts and circumstances, and make a determination with respect to such claim in the name and on behalf of the Company. A Participant's written notice of claim shall include a statement of all facts believed by the Participant to be relevant to the claim and shall include copies of all documents, materials, or other evidence that the Participant believes relevant to such claim. Written notice of the decision with respect to a claim shall be furnished the claimant within 60 days after the written notice of a claim is received by the Plan Administrator.

9. MISCELLANEOUS.

9.1 ASSIGNABILITY. A Participant's right and interest under the Plan may not be assigned or transferred, except in the event of the Participant's death, in which event such right and interest shall be transferred to his or her designated beneficiary, or in the absence of a designation of beneficiary, by will or in accordance with the laws of descent and distribution of the state of the Participant's principal residence at the time of death.

9.2 EMPLOYMENT NOT GUARANTEED. Participation in the Plan does not impair or limit the right of a Participant's employer to transfer, promote, or demote, or terminate the employment of any Participant at any time. This Plan is not intended to and does not create a contract of employment in any manner, nor an amendment to any existing contract of employment. Nothing in this Plan changes or should be construed as changing the current at-will nature of employment with any Participant where such relationship currently exists.

9.3 PAYMENTS TO RETIREMENT PLANS. Unless mandated by law, payments from the Plan may not be deferred to a Company-sponsored retirement plan, including but not limited to, a tax deductible retirement plan. Further, payments from the Plan should not be treated as compensation to the Participant under such Company-sponsored retirement plans.

9.4 TAXES. The Company or the Participant's employer shall deduct from all payments made under this Plan all applicable taxes required by law to be withheld. Participants may, upon written request to the Company, request additional amounts to be withheld from any Award. This Plan is intended to comply with the short-term deferral provisions of U.S. Internal Revenue Code Section 409A and related regulations and shall be interpreted consistent therewith.

9.5 CONSTRUCTION, JURISDICTION, AND VENUE. The Plan shall be construed according to the laws of the State of Colorado. In the event any lawsuit or legal action is brought by any party, person, or entity regarding this Plan, benefits hereunder, or any related issue, such action or suit may be brought only in a state or federal court of competent jurisdiction in the State of Colorado. In the event any provision of this Plan is held invalid or unenforceable by a competent authority or court of law, such provision shall be null and void, of no effect, but all other provisions of the Plan shall remain valid and fully enforceable.

9.6 RESTRICTIVE COVENANT AGREEMENT. The Company will require Participants who are on the U.S. payroll to sign a Restrictive Covenant Agreement ("RCA") as a condition of receiving payment under the Plan. The RCA includes post-employment restrictions such as nonsolicitation of customers, nondisclosure and nonsolicitation of employee restrictions, and, in some cases, a noncompetition clause restricting a Participant's performance of work for competitors in certain capacities. These obligations are in addition to any other non-solicitation, noncompete, nondisclosure, or confidentiality agreements a Participant may have executed while employed by Company.

9.7 FORM OF COMMUNICATION. Any election, application, claim, notice or other communication required or permitted to be made by a Participant to the Plan Administrator or the Company shall be made in writing and in such form as the Plan Administrator may prescribe. Such communication shall be effective upon receipt by the Company's Benefits Committee, First Data Corporation, 6200 S. Quebec Street, Suite 360, Greenwood Village, CO 80111.

10. EFFECTIVE DATE. The effective date of this amended and restated Plan shall be January 1, 2012. The Plan originally became effective on January 1, 2008.